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                                                                    Exhibit 3.11

                          CERTIFICATE OF INCORPORATION

                                       OF

                        EVERGREEN AVIATION SERVICES. CO.

          The undersigned, to form a corporation under the General Corporation Law of the State of Delaware certifies:

          1. Name. The name of the corporation is Evergreen Aviation Services, Co. (the "Corporation").

          2. Address; Registered Agent. The address of the Corporation's registered office is 306 South State Street, City of Dover, County of Kent, State of Delaware; and its registered agent at that address is United States Corporation Company.

          3. Nature of Business or Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

          4. Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is: one thousand (1,000), all of which shall be shares of Common Stock of the par value of one dollar ($1.00) each.

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          5. Name and Address of Incorporator. The name and mailing address of the incorporator are: Leo G. Kailas, Esq., 18th Floor, 405 Lexington Avenue, New York, New York 10174.

          6. Election of Directors. Members of the Board of Directors may be elected either by written ballot or by voice vote.

          7. Adoption of Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time adopt, amend or repeal by-laws of the Corporation; provided, any by-laws adopted, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be adopted, by the stockholders of the Corporation.

          8. Compromises and Arrangements. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or

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receivers appointed for this Corporation under the provisions of section 279 of
Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation as the case may be, and also on this Corporation.

          IN WITNESS WHEREOF, this Certificate has been signed on December 5, 1984, and the signature of the undersigned constitutes the affirmation and acknowledgement of the undersigned, under penalties of perjury, that the Certificate is the act and deed of the undersigned and that the facts stated in the Certificate are true.


                                          /s/ Leo G. Kailas
                                          --------------------------------------
                                          Leo G. Kailas

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